Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:

Bob Hebert	Chad Rubin
Chief Financial Officer	Vice President
CPEX Pharmaceuticals, Inc.	The Trout Group
603.658.6100	646.378.2947
rhebert@cpexpharm.com	crubin@troutgroup.com
CPEX Pharmaceuticals Announces Preliminary Results from its Phase 2a
Clinical Trial of Nasulin™
     Exeter, NH, March 17, 2010 — CPEX Pharmaceuticals Inc. (NASDAQ: CPEX) today reported preliminary results related to its Phase 2a proof-of-concept clinical trial of the Company’s nasal insulin product, Nasulin™. The study was designed to evaluate the efficacy and safety of Nasulin versus placebo over a 6-week treatment period in subjects with Type 2 diabetes who were being treated with basal insulin and oral anti-diabetes agents. The primary objective was to demonstrate that subjects receiving Nasulin would achieve a larger increase from baseline in the mean proportion of time spent with normal glucose levels (or in euglycemia) than those receiving placebo, as assessed by continuous glucose monitoring. Although subjects in the placebo group spent less time in euglycemia at the end of the study compared to subjects in the Nasulin group, the difference between the two groups was not statistically significant (p-value = 0.2). The secondary efficacy measurements of change from baseline in average glucose as measured by continuous glucose monitoring and the change from baseline in serum fructosamine were consistent with the primary endpoint analysis.
     No critical safety signals were detected with Nasulin in the study. The most common adverse events were those attributable to administration site reactions associated with the nasal route of delivery, the majority of which were mild. The percentage of subjects reporting hypoglycemia was similar between both the Nasulin and placebo groups.
     At the end of the trial, the Company conducted a meal challenge which demonstrated significant reductions in the maximum concentrations of serum glucose in the Nasulin group versus placebo, as well as significant reductions in the overall glucose load during 60, 90 and 240 minutes after dosing. These findings support the pharmacodynamic data demonstrated in previous Phase 1 clinical studies.
     The Phase 2a, double-blind, multi-center, placebo-controlled trial was initiated in the United States in February 2009 and randomized 94 subjects. Efficacy, as measured by the proportion of time spent with normal glucose levels, was assessed using continuous glucose monitoring. Subjects were administered either Nasulin or placebo at the start of each meal and were treated for 6 weeks during the double-blind period of the study.

     The Company intends to conduct additional analyses on the data from this trial and together with all other Nasulin data will determine the appropriate next steps for the Nasulin program. In the interim the Company will not commence its planned Phase 2b trial or other Nasulin development initiatives. The Company also intends to present the results of this study at the AACE 19th Annual Meeting and Clinical Congress, April 21-25, 2010.
About CPEX Pharmaceuticals
     CPEX Pharmaceuticals, Inc. is an emerging specialty pharmaceutical company focused on the development, licensing and commercialization of pharmaceutical products utilizing CPEX’s validated drug delivery platform technology. CPEX has U.S. and international patents and other proprietary rights to technology that facilitate the absorption of drugs. CPEX has licensed applications of its proprietary CPE-215® drug delivery technology to Auxilium Pharmaceuticals, Inc. which launched Testim®, a topical testosterone gel, in 2003. CPEX is also developing a proprietary intranasal insulin product candidate, Nasulin™, which has recently been tested in a Phase 2a clinical trial. CPEX maintains its headquarters in Exeter, NH. For more information about CPEX, please visit www.cpexpharm.com.
Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements, including, without limitation, statements regarding the prospects for CPEX’s development activities for Nasulin™ and the potential benefits Nasulin™ could offer patients with diabetes. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, risks associated with the following: clinical trials may not demonstrate the efficacy and safety of Nasulin, regulatory approvals may be delayed or not obtained, CPEX’s dependence on obtaining agreements for other parties to conduct clinical trials, manufacture and commercialize its product candidates that use its drug delivery technology, competition from other manufacturers of proprietary and generic pharmaceuticals, CPEX’s products may not achieve market acceptance or favorable reimbursement rates from health insurers, intellectual property litigation, and other uncertainties detailed under “Risk Factors” in CPEX’s Annual Report on Form 10-K filed with the Securities and Exchange Commission dated March 25, 2009. CPEX cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and CPEX undertakes no obligation to update or revise the statements, except as may be required by law.

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